EX-(I)(1)

1095 Avenue of the Americas New York, NY 10036 +1 212 698 3500 Main +1 212 698 3599 Fax www.dechert.com

December 14, 2010
Schwab Strategic Trust
211 Main Street
San Francisco, California 94105
Dear Ladies and Gentlemen:
We have acted as counsel for Schwab Strategic Trust (the “Trust”), a statutory trust duly organized and validly existing under the laws of the State of Delaware, in connection with Post-Effective Amendment No. 6 to the Trust’s Registration Statement on Form N-1A (the “Registration Statement”) relating to the issuance and sale by the Trust of an indefinite number of shares of beneficial interest of the Trust, under the Securities Act of 1933, as amended (the “Securities Act”), and under the Investment Company Act of 1940, as amended. We have examined such corporate and governmental certificates and records as we deemed necessary to render this opinion and we are familiar with the Trust’s Amended and Restated Declaration of Trust and its By-Laws, each as amended to date.
Based upon the foregoing, we are of the opinion that the shares proposed to be sold pursuant to the Registration Statement, when paid for as contemplated in the Registration Statement, will be legally and validly issued, fully paid and non-assessable.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the U.S. Securities and Exchange Commission, and to the use of our name in the Trust’s Registration Statement to be dated on or about December 17, 2010 and in any revised or amended versions thereof. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act and the rules and regulations thereunder.
Very truly yours,
/s/ Dechert LLP
US Austin Boston Charlotte Hartford New York Orange County Philadelphia Princeton San Francisco Silicon Valley Washington DC
EUROPE Brussels Dublin London Luxembourg Moscow Munich Paris ASIA Beijing Hong Kong